Exhibit 99.1

NV5 ANNOUNCES STRONG FIRST QUARTER FINANCIAL RESULTS

AND THREE STRATEGIC ACQUISITIONS; RAISES GUIDANCE

Hollywood, FL – May 4, 2017 – NV5 Global, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a provider of professional and technical engineering and consulting solutions, today reported financial results for the first quarter ended April 1, 2017. The Company also announced the acquisition of Holdrege & Kull, Consulting Engineers and Geologists (“H&K”), a geotechnical engineering, materials testing, and inspection company, and Lochrane Engineering, Inc. (“Lochrane”), a transportation and civil engineering company. NV5 has also reached an agreement to acquire Energenz, LLC (“Energenz”), an energy management and sustainability company.

First Quarter 2017 Financial Highlights

●	Total Revenues for the quarter increased 42% year-over-year to $65.1 million and Gross Revenues – GAAP for the quarter increased 43% year-over-year to $64.1 million
●	Net Revenues for the quarter increased 39% year-over-year to $53.1 million
●	Organic growth for the quarter was 6%
●	EBITDA for the quarter was $5.0 million, a 10% increase over the first quarter of 2016
●	Net income for the quarter increased 10% to $2.3 million from $2.1 million for the first quarter of 2016
●

Adjusted EPS for the quarter increased 22% to $0.39 per diluted share compared to $0.32 per diluted share in the first quarter of 2016. GAAP EPS for the first quarter of 2017 decreased 16% to $0.21 per diluted share over 10.7 million shares compared to $0.25 per diluted share over 8.1 million shares in the first quarter of 2016

●	Backlog was $225.2 million as of April 1, 2017 compared to $220.8 million as of December 31, 2016
●

NV5 raises Full-Year 2017 Revenue Guidance, expects revenues to range from $331 million to $345 million, Adjusted EPS to range from $2.12 per diluted share to $2.25 per diluted share, and GAAP EPS to range from $1.59 per diluted share to $1.72 per diluted share

Acquisition Highlights

●

H&K is a full-service geotechnical engineering firm based in Northern California with approximately $6 million in annual revenues, 41 full-time employees, and five office locations throughout California

●	The acquisition was made entirely in cash with the exception of restricted stock granted to key employees and will be immediately accretive to NV5’s earnings
●	H&K provides services to public, municipal and special district, industrial, and private sector clients

●	Lochrane is a civil engineering firm based in Orlando, Florida with approximately $6.5 million in annual revenues and 48 full-time employees
●	The acquisition was made entirely in cash with the exception of restricted stock granted to key employees and will be immediately accretive to NV5’s earnings
●	Lochrane specializes in the provision of services on major roadway projects and its major clients include the Florida Department of Transportation and Florida’s Turnpike Enterprise
●	NV5 reached an agreement to acquire 100% of Energenz, an international energy services company based in Irvine, California with approximately $2 million in annual revenues
●	NV5 previously acquired 40% of Energenz as a result of its acquisition of JBA Consulting Engineers in October 2016
●	Energenz’s blue chip client base includes MGM Resorts International, HSBC, Wynn, Intercontinental Hotels, and J.P. Morgan

“Q1 is often seasonally our slowest quarter. We realized organic growth of 6% despite significant project delays due to record rainfall in California, which represents about 35% of our business,” said Dickerson Wright, PE, Chairman and CEO of NV5. “We increased total and net revenues, net income, EBITDA, and adjusted earnings per share, again growing our backlog through cross-selling among our service lines.”

Mr. Wright continued, “We also announced three important acquisitions this week. The H&K and Lochrane acquisitions aim to provide strategic support to NV5’s existing operations and will help us maximize our business where we are already established and strong. H&K is a renowned geotechnical and materials testing firm that will help grow our northern California CQA practice and enhance our existing expertise in southern California. The acquisition of Lochrane will expand and strengthen our Infrastructure and CQA platforms in the growing Florida market. The agreement to acquire the remaining 60% of Energenz was a natural step for NV5 since our employees have already worked closely with the Energenz team and there are many opportunities for synergy between Energenz and NV5 beyond the MEP market. We feel optimistic that Energenz will serve as an effective point of entry for NV5 into the global marketplace and this will open up more avenues for us to carefully pursue international engineering and energy services projects. Energenz will now have the national office platform of NV5 to further grow their U.S. footprint.”

Mr. Wright also noted, “We are raising our guidance for 2017 revenues, adjusted earnings per share, and GAAP earnings per share, to account for the integration of our recent acquisitions and the organic growth we anticipate from contracts won by our existing operations, and market-wide tailwinds in the energy and infrastructure industries.”

Operating Results

Total Revenues for the first quarter of 2017 were $65.1 million, a 42% increase from the first quarter of 2016. Total Revenues includes intercompany revenues where the Company performed the services in lieu of using a third-party sub-consultant. Gross Revenues - GAAP for the first quarter of 2017 were $64.1 million, a 43% increase from the first quarter of 2016. Net Revenue for the first quarter of 2017 was $53.1 million, an increase of 39% from the first quarter of 2016.

EBITDA for the first quarter of 2017 was $5.0 million, an increase of 10% from the first quarter of last year. EBITDA for the first quarter of 2017 was impacted by the loss of revenue due to record rainfall, resulting in decreased utilization for several business units in California, and the costs associated with the consolidation and integration of acquisitions.

Net income for the first quarter of 2017 was $2.3 million, or $0.21 per diluted share, up from net income of $2.1 million, or $0.25 per diluted share in the first quarter of 2016. Net income for the first quarter of 2017 reflects a tax benefit of approximately $0.7 million realized during the quarter. Adjusted EPS for the first quarter of 2017 was $0.39 per diluted share vs. $0.32 per diluted share in the first quarter of 2016. Adjusted EPS for the first quarter of 2017 includes the impact of a tax benefit realized during the quarter.

GAAP EPS and Adjusted EPS reflect weighted-average shares outstanding of 10,719,331 for the first quarter of 2017, compared to weighted-average shares outstanding of 8,108,920 for the first quarter of 2016.

At April 1, 2017, our cash and cash equivalents were $33.9 million compared to $35.7 million as of December 31, 2016.

At April 1, 2017, the Company reported backlog of $225.2 million, compared to $220.8 million as of December 31, 2016.

2017 Outlook

The Company is raising its guidance for full-year 2017 Total Revenues and Earnings. The Company expects full-year 2017 Total Revenues, including the impact of acquisitions through May 4, 2017, to range from $331 million to $345 million, which represents an increase of 45% to 51% from 2016 Total Revenues of $228 million. The Company expects that full-year 2017 Adjusted EPS will range from $2.12 per share to $2.25 per share. The Company expects that full-year 2017 GAAP EPS will range from $1.59 per share to $1.72 per share. This guidance for Total Revenues, Adjusted EPS and GAAP EPS excludes anticipated acquisitions for the remainder of 2017. Previously, the Company published guidance for full-year 2017 Total Revenues of $302 to $316 million, full-year 2017 Adjusted EPS guidance of $1.93 to $2.05 per share, and full-year 2017 GAAP EPS guidance of $1.53 to $1.65 per share.

Use of Non-GAAP Financial Measures

Total Revenues and Net Revenues are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”). Gross Revenues – GAAP include sub-consultant costs and other direct costs which are generally pass-through costs. Furthermore, Gross Revenues – GAAP eliminates intercompany revenues where the Company performed the service in lieu of using a third-party sub-consultant. Therefore, the Company believes that Total Revenues and Net Revenues, which are non-GAAP financial measures commonly used in our industry, provide a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with GAAP to Total Revenues and Net Revenues is provided at the end of this news release.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of NV5’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share data (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) data to eliminate amortization expense of intangible assets from acquisitions. As the Company continues its acquisition strategy, the growth in Adjusted EPS will likely increase at a greater rate than GAAP EPS as reported in accordance with GAAP. A reconciliation of GAAP EPS as reported in accordance with GAAP to Adjusted EPS provided at the end of this news release.

NV5’s definition of Total Revenues, Net Revenues, EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues, net income and diluted earnings per share

Conference Call

NV5 will host a conference call to discuss its first quarter 2017 financial results at 4:30 p.m. (Eastern Time) on May 4, 2017.

Date:	Thursday, May 4, 2017
Time:	4:30 p.m. Eastern
Toll-free dial-in number:	+1 877-311-4180
International dial-in number:	+1 616-548-5594
Conference ID:	10367600
Webcast:	http://ir.nv5.com

Please dial-in at least five minutes prior to the start time in order for the operator to log your name and connect you to the conference.

The conference call will also be webcast live via the “Investors” section of the NV5 website. A replay of the webcast will be available under presentations.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company is headquartered in Hollywood, FL and operates out of 83 locations nationwide and abroad in Macau, Shanghai, Hong Kong, and Vietnam. For additional information, please visit the Company’s website. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact

NV5 Global, Inc.
Lauren Wright, PhD

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	April 1, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$33,847	$35,666
Accounts receivable, net of allowance for doubtful accounts of $1,896 and $1,992 as of April 1, 2017 and December 31, 2016, respectively	73,155	75,511
Prepaid expenses and other current assets	2,811	1,874
Total current assets	109,813	113,051
Property and equipment, net	6,501	6,683
Intangible assets, net	38,930	40,861
Goodwill	58,242	59,380
Other assets	1,361	1,511
Total Assets	$214,847	$221,486

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,647	$13,509
Accrued liabilities	12,732	17,316
Income taxes payable	1,000	1,134
Billings in excess of costs and estimated earnings on uncompleted contracts	608	228
Client deposits	106	106
Current portion of contingent consideration	2,210	564
Current portion of notes payable and other obligations	9,574	10,764
Total current liabilities	35,877	43,621
Contingent consideration, less current portion	125	1,875
Notes payable and other obligations, less current portion	21,261	21,632
Deferred income tax liabilities, net	6,338	6,197
Total liabilities	63,601	73,325

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 10,587,642 and 10,566,528 shares issued and outstanding as of April 1, 2017 and December 31, 2016, respectively	106	106
Additional paid-in capital	118,841	118,026
Retained earnings	32,299	30,029
Total stockholders’ equity	151,246	148,161
Total liabilities and stockholders’ equity	$214,847	$221,486

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME

(in thousands, except share data)

(Unaudited)

	Three Months Ended
	April 1,	March 31,
	2017	2016

Gross revenues	$64,059	$44,905

Direct costs (excluding depreciaiton and amortization):
Salaries and wages	21,353	15,254
Sub-consultant services	7,950	4,583
Other direct costs	3,034	2,244
Total direct costs	32,337	22,081

Gross Profit	31,722	22,824

Operating Expenses:
Salaries and wages, payroll taxes and benefits	18,647	12,441
General and administrative	5,429	4,098
Facilities and facilities related	2,624	1,721
Depreciation and amortization	2,501	1,242
Total operating expenses	29,201	19,502

Income from operations	2,521	3,322

Other expense:
Interest expense	(239)	(69)
Total other expense	(239)	(69)

Income before income tax expense	2,282	3,253
Income tax expense	(12)	(1,198)
Net Income and Comprehensive Income	$2,270	$2,055

Earnings per share:
Basic	$0.23	$0.27
Diluted	$0.21	$0.25

Weighted average common shares outstanding:
Basic	10,082,759	7,731,025
Diluted	10,719,331	8,108,920

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	April 1, 2017	March 31, 2016
Cash Flows From Operating Activities:
Net income	$2,270	$2,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,501	1,242
Provision for doubtful accounts	138	188
Stock compensation	753	499
Change in fair value of contingent consideration	21	-
Loss on disposal of property and equipment	-	2
Deferred income taxes	141	-
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	2,218	764
Prepaid expenses and other assets	(787)	(415)
Accounts payable	(3,862)	(1,823)
Accrued liabilities	(3,430)	(1,113)
Income taxes payable	(134)	434
Billings in excess of costs and estimated earnings on uncompleted contracts	380	183
Client deposits	-	12
Net cash provided by operating activities	209	2,028

Cash Flows From Investing Activities:
Cash paid for acquisitions	-	(14,000)
Purchase of property and equipment	(388)	(152)
Net cash provided by (used in) investing activities	(388)	(14,152)

Cash Flows From Financing Activities:
Payments on notes payable	(1,578)	(1,731)
Payments of contingent consideration	(62)	(296)
Proceeds from exercise of unit warrant	-	1,008
Net cash used in financing activities	(1,640)	(1,019)

Net increase in Cash and Cash Equivalents	(1,819)	(13,143)
Cash and cash equivalents – beginning of period	35,666	23,476
Cash and cash equivalents – end of period	$33,847	$10,333

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	April 1, 2017	March 31, 2016

Supplemental disclosures of cash flow information:
Cash paid for interest	$71	$75
Cash paid for income taxes	$-	$763

Non-cash investing and financing activities:
Payment of contingent consideration with common stock	$62	$163

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO TOTAL REVENUES

(Unaudited)

(in thousands)

	Three Months Ended
	April 1,	March 31,
	2017	2016

Gross Revenues - GAAP	$64,059	$44,905

Add: Intercompany revenues in lieu of sub-consultants	1,034	962
Total Revenues	$65,093	$45,867

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO NET REVENUES

(Unaudited)

(in thousands)

	Three Months Ended
	April 1,	March 31,
	2017	2016

Gross Revenues - GAAP	$64,059	$44,905

Less: Sub-consultant services	(7,950)	(4,583)
Other direct costs	(3,034)	(2,244)
Net Revenues	$53,075	$38,078

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO EBITDA

(Unaudited)

(in thousands)

	Three Months Ended
	April 1,	March 31,
	2017	2016

Net Income	$2,270	$2,055

Add: Interest expense	239	69
Income tax expense	12	1,198
Depreciation and Amortization	2,501	1,242
EBITDA	$5,022	$4,564

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(Unaudited)

	Three Months Ended
	April 1,	March 31,
	2017	2016

Net Income - per diluted share	$0.21	$0.25

Per diluted share adjustments:
Add: Amortization expense of intangible assets	0.18	0.11
Income tax expense	0.00	(0.04)
Adjusted EPS	$0.39	$0.32